Michael B. Polk
President and Chief Executive Officer

December 5, 2012

James M. Sweet

Re: Retention Agreement

Dear Jim:

Congratulations, and thank you for your decision to forego your planned retirement next year and remain with Newell Rubbermaid Inc. ("Newell Rubbermaid" or the "Company") through June 2014. Please allow me to detail our agreement with respect to the terms of your continued service through June 2014 as the Company's Chief Human Resources Officer.

Please note that the following is not to be considered as a guarantee of employment, but rather an agreement with respect to your compensation and certain benefits to which you will be entitled in certain circumstances.

(1) Effective January 1, 2013, your annual base salary will increase to $535,000 and will remain the same through the balance of your employment as Newell Rubbermaid's Chief Human Resources Officer. Subject to the approval of the Organizational Development & Compensation Committee, the value of your 2013 LTIP award at the time of grant shall be $975,000. You will not be eligible for a 2014 LTIP award.

(2) So long as you (i) remain employed with the Company through June 1, 2014; (ii) you successfully identify and/or recruit your successor as the Company's Chief Human Resources Officer; and (iii) transfer the matters under your responsibility to such individual, you will be eligible to receive a one-time cash retention award of $275,000 payable to you upon your retirement in June 2014.

(3) So long as you remain employed by the Company through June 1, 2014, with respect to your 2012 and 2013 LTIP awards, upon your retirement you will be considered as having 75 points for application of the vesting schedule (allowing for full vesting of the awards per the terms of the respective grant agreements and subject to the attainment of any performance criteria).

(4) So long as you remain employed by the Company through June 1, 2014, (i) you will be entitled to participate in the Company's medical program as if an active employee (subject to paying all premiums and co-pays as other active employees) through December 31, 2015; and (ii) you will be eligible to participate in an executive physical in 2015.

You agree that prior to being provided any of the benefits set forth above, upon your retirement you will sign a general release and non-compete/non-solicitation agreement. Benefits provided under this Retention Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This Retention Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Retention Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of

taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Retention Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this Retention Agreement.

This Retention Agreement supersedes and replaces any prior arrangement(s) between you and the Company with respect to your retention and/or retirement.

If I have correctly set forth the details of all of our commitments to you, please sign below where indicated to identify your agreement and acceptance of such terms.

Thank you for your continued service to Newell Rubbermaid.

Sincerely,

/s/ Michael B. Polk
Michael B. Polk

AGREED and ACCEPTED:

/s/ James M. Sweet
James M. Sweet